SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 6, 2003

HORMEL FOODS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-2402	41-0319970
(Commission File Number)	(IRS Employer Identification Number)

1 Hormel Place,Austin, Minnesota	55912
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (507) 437-5546

Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

On November 6, 2003, the Company issued a press release raising its earnings guidance for the fourth quarter of fiscal 2003 ending October 25, 2003.  The text of the press release follows:

“AUSTIN, MINN., November 6, 2003 — Hormel Foods Corporation (NYSE: HRL), today reported that it expects fully diluted GAAP earnings for the fourth quarter ending October 25, 2003 to be in the range of $.48 - $.50 per share.  The company also announced that the revised earnings range includes a $.01 per share impact of the expensing of stock options, which the company adopted in fiscal 2003.

‘Strong demand for our refrigerated, value-added products and a faster-than-expected turn around in the turkey markets enables us to increase our previous guidance of $.36 - $.44 per share to $.48 - $.50 per share,’ said Joel W. Johnson, chairman of the board, president and chief executive officer.

‘We are pleased to see the pork and turkey markets return to more normal inventory conditions.  This allows the performance of our value-added initiatives to become more visible,’ Johnson noted.

‘While we are seeing better-than-expected results from our Refrigerated Foods and Jennie-O Turkey Store segments, our Grocery Products segment results will be down compared to last year’s fourth quarter,’ Johnson said.

‘The change in market conditions provided a strong finish to fiscal 2003 and establishes a solid foundation for 2004.  We will provide more details about the quarter and the fiscal 2004 outlook on Wednesday, November 26, 2003 when we release our fourth quarter earnings,’ Johnson concluded.

Hormel Foods adopted the fair value based method of recording stock options contained in Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation.  The Company is transitioning to fair value stock option accounting beginning in fiscal 2003 using the prospective method described in SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.

All stock options granted in fiscal year 2003 and thereafter will be expensed over the option vesting period based on the fair value at the date the options are granted.  The financial impact on the Company’s fiscal 2003 results will be $.01 per share.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99 of the company’s Annual Report on Form 10-K for the fiscal year ended October 26, 2002, which can be accessed at http://www.hormel.com.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HORMEL FOODS CORPORATION
(Registrant)

Dated: November 7, 2003	By	/s/M. J. McCOY
M. J. McCOY
Executive Vice President
and Chief Financial Officer

Dated: November 7, 2003	By	/s/J. N. SHEEHAN
J. N. SHEEHAN
Vice President and Controller